EXHIBIT 10.15

CROSS-LICENSE AGREEMENT

This cross-license agreement is effective this 21st day of January, 2005 (“Effective Date”), by and between SPIRATION, Inc., a Delaware corporation with principal offices in Redmond, Washington, (hereinafter “Spiration”), and EMPHASYS MEDICAL, INC., a Delaware corporation with principal offices in Redwood City, California (hereinafter “Emphasys”).

WHEREAS:

A.       Emphasys and Spiration have each developed technology directed to pulmonary airway applications;

B.       Emphasys and Spiration each own a portfolio of United States and foreign patents and patent applications covering aspects of endolumenal bronchial valves and/or their use in treating patients;

C.       Spiration wishes to grant Emphasys a License under its portfolio for certain Emphasys products;

D.       Emphasys wishes to grant Spiration a license under its portfolio for certain Spiration products; and

E.       The parties wish to establish a procedure for attempting to resolve any dispute that may arise between them regarding the subject matter of this Agreement, as well as any future patent dispute.

NOW, THEREFORE, the parties agree as follows:

1.       DEFINITIONS

In this Agreement, the following terms shall have the meanings indicated:

Alferness Patents:   means (a) United States Patent Nos. 6,293,951 and 6,258,100, (b) all reexamination certificates, reissues or extensions, including supplemental protection certificates, of any of (a) or (c) above; and (c) all foreign counterparts applied far, issued or issuing on any of (a) or (b) above.

Deem Patents:   means (a) United States Patent Nos. 6,679,264, 6,694,979 and 6,840,243, (b) all patent applications claiming priority to the applications that led to the patents in (a), (c) all reexamination certificates, reissues or extensions, including supplemental protection certificates, of any of (a),(b) or (c) above; and (d) all foreign counterparts applied for, issued or issuing on any of (a), (b) or (c) above,

Nonassertion Patent:   means any issued patent that (i) has a first effective filing date prior to the Effective Date, (ii) is entitled to priority from a patent application with a first effective filing date prior to the Effective Date, are (iii) has or is entitled to a date of conception prior to the Effective Date, in each case regardless of whether such priority is claimed. However, Nonassertion Patents shall not include (1) any patient claims covering any composition of matter of any chemical or biological entity that may be used or useful as a Coating, or (2) any patent claims covering any method of use of any such chemical or biological entity for prophylactic or therapeutic purposes in humans.

Spiration Patent Rights:   means (a) The United States and foreign patents and patent applications owned in whole or in part by Spiration or any of its Affiliates (including without limitation the Alferness Patents) that (i) include claims that cover an Emphasys Licensed Product or method of use thereof, (ii) have a first effective filing date prior to the Effective Date and (iii) are entitled to priority from a patent application with a first effective filing date prior to the Effective Date, or have or are entitled to a date of conception prior to the Effective Date, in each case regardless of whether such priority is claimed; (b) all continuations, continuations-in-part (but solely with respect to those claims that are entitled to a priority date prior to the Effective Date), patents of addition, divisionals, reexamination certificates, reissues or extensions, including supplemental protection certificates, of any of (a) above; and (c) all foreign counterparts applied for, issued or issuing on any of (a) or (b) above. For clarity, Spiration Patent Rights shall not be deemed to include any patent rights owned in whole or in part by a third party prior to consummation of a Change of Control Transaction, pursuant to which transaction that third party becomes a Spiration Affiliate, except to the extent such patent rights were also owned in part by a Spiration Affiliate prior to such Change of Control Transaction (for example, patent rights jointly owned by Spiration and a third party).

Emphasys Patent Rights:   means (a) The United States and foreign patents and patent applications owned in whole or in part by Emphasys or any of its Affiliates (including without limitation the Deem Patents) that (i) include claims that cover a Spiration Licensed Product or method of use thereof, (ii) have a first effective filing date prior to the Effective Date, and (iii) are entitled to priority from a patent application with a first effective filing date prior to the Effective Date, or have or are entitled to a date of conception prior to the Effective Date, in each case regardless of whether such priority is claimed; (b) all continuations, continuations-in-part (but solely with respect to those claims that are entitled to a priority date prior to the Effective Date), patents of addition, divisionals, reexamination certificates, reissues or extensions, including supplemental protection certificates, of any of (a) above; and (c) all foreign counterparts applied for, issued or issuing on any of (a) or (b) above. For clarity, Emphasys Patent Rights shall not be deemed to include any patent rights owned in whole or in part by a third party prior to consummation of a Change of Control Transaction, pursuant to which transaction that third party becomes an Emphasys Affiliate, except to the extent such patent rights were also owned in part by an Emphasys Affiliate prior to such Change of Control Transaction (for example, patent rights jointly owned by Emphasys and a third party).

Spiration Licensed Product means any product, kit, system or device that contains or comprises: (a) a Spiration Valve, or (b) the combination of a Spiration Valve with one or more of the following elements, but solely to the extent such element(s) are designed for and used with the Spiration Valve: (i) a Loading Device, (ii) a Delivery or Removal Device, (iii) a Measuring Device, and (iv) a Coating.

Spiration Valve means any device designed for placement or implantation in an airway of the lung that is designed to preclude, subject to reasonable cost, manufacturability and technical constraints, fluid flow through the airway inhalation and allows fluid flow through the airway during exhalation, where such device allows fluid flow only between the outer perimeter of the device and the airway wall.

Emphasys Licensed Product means any product, kit, system or device that contains or comprises: (a) an Emphasys Valve, or (b) the combination of an Emphasys Valve with one or more of the following elements, but solely to the extent such element(s) are designed for and used with the Emphasys Valve: (i) a Loading Device, (ii) a Deliver-y or Removal Device, (iii) a Measuring Device, and (iv) a Coating.

Emphasys Valve means any device designed for placement or implantation in an airway of the lung that is designed to preclude, subject to reasonable cost, manufacturability and technical constraints, fluid flow through the airway during inhalation and allows fluid flow through the airway during exhalation, where the outer perimeter of the device seals with the airway wall and the device allows fluid flow only through opening(s) in the device radially inward of the outer perimeter.

Loading Device means any device or set of devices designed to load a Spiration Valve or an Emphasys Valve (as applicable) into a Delivery or Removal Device for placement or implantation in an airway of the lung, together with any process or method for loading a Spiration Valve or an Emphasys Valve (as applicable) into such a Delivery or Removal Device.

Delivery or Removal Device means any device or set of devices designed for the delivery and/or removal of a Spiration Valve or an Emphasys Valve (as applicable) to or from an airway of the lung, together with any process or method for such delivery or removal.

Measuring Device means any measurement device or set of devices designed for measuring the dimensions of art airway of a lung in connection with placement or implantation of a Spiration Valve or an Emphasys Valve (as applicable) in the lung, together with any process or method for such measuring.

Coating means any molecule or agent (whether or not biologically or chemically active) applied to or otherwise contained in a Spiration Valve or an Emphasys Valve (as applicable), together with any process or method for applying or placing such molecule or agent thereon or therein or the delivery of such molecule or agent from the Spiration Valve or an Emphasys Valve (as applicable) to the lung.

Field means pulmonary airway applications.

Affiliate means any corporation or entity which directly or indirectly controls, is controlled by, or is under common control with, any other corporation or entity. For purposes of this definition, “control” means ownership or control of more than fifty percent (50%) of the shares of the subject entity entitled to vote in the election of directors, or if it has the contractual power to designate more than fifty percent (50%) of the directors of a corporation (or, in the case of an entity that is not a corporation, for the election or designation of the corresponding managing authority.

Change of Control Transaction means any of the following: (a) the sale or disposition of all or substantially all of the assets of a Party or its direct or indirect parent corporation to an unaffiliated third party, including the sale or disposition of all or substantially all of such Party’s Patent Rights and/or its business relating to Licensed Products (b) the acquisition, in one or a series of one or more transactions, by an unaffiliated third party which constitutes one person, as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with any such person’s “affiliates” or “associates”, as such terms are defined in the Exchange Act, other than an employee benefit plan (or related trust) sponsored or maintained by a Party or any of its Affiliates, of more than forty percent (40%) of the outstanding shares of voting capital stock of a Party or its direct or indirect parent corporation (excluding any initial public offering of the common stock of a Party or its direct or indirect parent corporation), or (c) the reorganization, merger, consolidation, or similar transaction involving a Party or its direct or indirect parent corporation (a “Transaction”), other than, in the case of this clause (c), a Transaction involving a Party or its direct or indirect parent corporation in which holders of shares of the voting capital stock of the Party or its direct or indirect parent corporation, as the case may be, immediately prior to the Transaction (the “Original Holders”) will have more than fifty percent (50%) of the ownership of voting capital stock of the surviving corporation in such Transaction, as the case may be, immediately after the Transaction in the same proportions as immediately prior to such Transaction relative to the other Original Holders.

2.         LICENSES GRANTED

2.1       Spiration Patent Rights License.     In consideration of the Emphasys Patent Rights License granted herein and the Emphasys Covenant Not To Sue, Spiration hereby grants to Emphasys an irrevocable, royalty free, non-exclusive, non-transferable (except as provided in Section 11.5 below), license under the Spiration Patent Rights to make, have made (solely far Emphasys), use, sell, offer for sale, import and export Emphasys Licensed Products for use in the Field, except as provided in Section 2.3. Nothing in this Agreement shall be construed as a license to Emphasys under the Spiration Patent Rights for Spiration Licensed Products.

2.2       Emphasys Patent Rights License.     In consideration of the Spiration Parent Rights License granted herein and the Spiration Covenant Not To Sue, Emphasys hereby grants to Spiration an irrevocable, royalty free, non-exclusive, non-transferable (except as provided in Section 11.5 below), license under the Emphasys Patent Rights to make, have made (solely for Spiration), use, sell, offer for sale, import and export Spiration Licensed Products for use in the Field, except as provided in Section 2.3. Nothing in this Agreement shall be construed as a license to Spiration under the Emphasys Patent Rights for Emphasys Licensed Products.

2.3       No Sublicense. Neither Spiration nor Emphasys may sublicense any of the license rights hereunder without the express written consent of the other party.

2.4       Term. The Licenses granted herein are effective as of the Effective Date, and will continue in full force and effect worldwide for as long as any patent subject to this Agreement shall remain in force in any country or, if earlier, until such time as this Agreement is terminated pursuant to either Sections 10.1 and/or 10.2.

2.5       Spiration Covenant Not To Sue.     Spiration (and each of its Affiliates) covenants that, during the term of this Agreement, it will not make any claim or commence or prosecute against Emphasys or its Affiliates, and its or their distributors and/or customers (direct or indirect), any suit, action, arbitration or proceeding of any kind for infringement of any Nonassertion Patent based on the manufacture, use, sale, offer for sale or importation of Emphasys Licensed Products for use in the Field; provided, however, that the foregoing covenant not to sue shall only extend to those Emphasys Licensed Product elements, designs and features (including any associated loading, delivery, removal and measuring devices, designs and features) that are expressly set forth in the attached Exhibit A.

2.6       Emphasys Covenant Not To Sue.     Emphasys (and each of its Affiliates) covenants that, during the term of this Agreement, it will not make any claim or commence or prosecute against Spiration, or its Affiliates, and its or their distributor’s and/or customers (direct or indirect), any suit, action, arbitration or proceeding of any kind for infringement of any Nonassertion Patent based on the manufacture, use, sale, offer for sale or importation of Spiration Licensed Products for use in the Field; provided, however, that the foregoing covenant not to sue shall only extend to those Spiration Licensed Product elements, designs and features (including any associated loading, delivery, removal and measuring devices, designs and features) that are expressly set forth in the attached Exhibit A.

3.         NO EFFORTS TO SEEK INVALIDITY OR UNENFORCEABILITY

3.1       By Spiration.     Except as expressly provided in this Article 3, Spiration and its Affiliates shall not initiate or conduct, nor assist any third party in initiating or conducting, any litigation or administrative proceeding, including any interference or reexamination proceedings in the U.S. Patent and Trademark Office and any litigation in any Court, that seeks to invalidate or render unenforceable any claim of the Emphasys Patent Rights claiming or covering a Spiration Licensed Product, nor shall Spiration encourage, aid or assist any third party to do so, provided that, should this Agreement be terminated, Emphasys agrees not to raise as a defense, in any forum, the failure by Spiration to challenge validity prior to termination.

3.2       By Emphasys.     Except as expressly provided in this Article 3, Emphasys and its Affiliates shall not initiate or conduct, nor assist any third party in initiating or conducting, any litigation or administrative proceeding, including any interference or reexamination proceedings in the U.S. Patent and Trademark Office and any litigation in any Court, that seeks to invalidate or render unenforceable any claim of the Spiration Patent Rights claiming or covering an Emphasys Licensed Product, nor shall Emphasys encourage, aid or assist any third party to do so, provided that, should this Agreement be terminated, Spiration agrees not to raise as a defense, in any forum, the failure by Emphasys to challenge validity prior to termination.

3.3       Interferences.     Except as provided in the last two sentences below, either party may present and prosecute one or more patent claims that are directed to the same patentable invention as any claim(s) of the other party. Claims may be presented to satisfy the provisions of 35 U.S.C. (S) 135(b) or otherwise, e.g., at the request of an examiner of the United States Patent and Trademark Office or comparable foreign equivalent. If the United States Patent and Trademark Office (“USPTO”) declares an interference proceeding involving any Spiration Patent Rights or Emphasys Patent Rights, the parties will negotiate a settlement of such an interference in good faith. These negotiations will address all priority and non-priority issues that could have been brought in the interference. Notwithstanding the foregoing, neither party may directly copy in their pending application any of the patent claims contained in any patent application or issued patent within the other party’s Patent Rights unless required by the examiner to do so, nor file or make a request for an interference with the USPTO concerning any patent claims within the other party’s has been paid to the USPTO prior to the Effective Date (“Issued Claims”). In response to any interference declared based upon any Issued Claims of one party and any claims in a pending patent application of another party, the Party prosecuting such application shall cancel or amend such claims that are the basis for the interference so as to render the interference moot.

3.4       Protection of Intellectual Property.     In the event a patent infringement action is brought against a party to this Agreement, the party charged with infringement shall be permitted to raise all defenses permitted by law, including invalidity or unenforceability of the patent asserted against the party charged with infringement.

3.5       Correspondence with Patent and Trademark Office.     Nothing in this agreement shall prevent a party from disclosing material information to the Patent and Trademark Office to satisfy the duty of disclosure under 37 C.F.R. (S) 1.56.

4.         MARKING

4.1       By Spiration.     As for products sold within the United States and at the reasonable request of Emphasys and/or its successors or assignees of the Emphasys Patent Rights, Spiration and/or any Affiliate selling Spiration Licensed Products shall place upon the Spiration Licensed Products, or on the associated packaging or inserts, appropriate patent notices with respect to the Emphasys Patent Rights consistent with Spiration’s reasonable business practices. In no event shall such markings be deemed an admission by Spiration and/or its Affiliates that such Emphasys Patent Rights cover the Spiration Licensed Products. To the extent that Spiration and/or its Affiliate is marking such products with its own patents, the applicable Emphasys Patents shall be marked in the same style, size and font.

4.2       By Emphasys.     As for products sold within the United States and at the reasonable request of Spiration and/or its successors or assignees of the Spiration Patent Rights, Emphasys and/or any Affiliate selling Emphasys Licensed Products shall place upon the Emphasys Licensed Products, or on the associated packaging or inserts, appropriate patent notices with respect to the Spiration Patent Rights consistent with Emphasys’s reasonable business practices. In no event shall such markings be deemed an admission by Emphasys and/or its Affiliates that such Spiration Patent Rights cover the Emphasys Licensed Products. To the extent that Emphasys and/or its Affiliate is marking such products with its own patents, the applicable Spiration Patent Rights shall be marked in the same style, size and font.

5.         INDEMNIFICATION

5.1       By Spiration.     Spiration and/or any Affiliate selling Spiration Licensed Products agrees to indemnify, defend and hold harmless Emphasys and its Affiliates, and their respective directors, officers and employees, from and against any liabilities, losses, damages, claims, demands, settlements and judgments (including reasonable attorneys’ fees) suffered or incurred by any of them in connection with third party claims or actions arising from the manufacture, use, sale, import or other distribution of any Spiration Licensed Product.

5.2       By Emphasys.     Emphasys and/or any Affiliate selling Emphasys Licensed Products agrees to indemnify, defend and hold harmless Spiration and its Affiliates, and their respective directors, officers and employees, from and against any liabilities, losses, damages, claims, demands, settlements and judgments (including reasonable attorneys’ fees) suffered or incurred by any of them in connection with third party claims or actions arising from the manufacture, use, sale, import or other distribution of any Spiration Licensed Product.

5.3       Indemnification Procedure.     Each party’s indemnification obligations under this Section 5 shall be subject to the indemnified party(ies): (a) giving the indemnifying party prompt notice of any such claim or action; (b) permitting the indemnifying party to assume the defense of such claim or action; and (c) not settling any claim or action without the indemnifying party’s prior written consent. The failure to notify the indemnifying party promptly of the commencement of any such claim or action shall not relieve the indemnifying party of its obligations under this Section 5 except to the extent the indemnifying party is materially prejudiced by such delay.

6.         CONFIDENTIALITY

6.1       Confidential Information.     As used in this Agreement, Confidential Information shall mean any and all information that is not generally publicly known and that relates to the subject matter, terns, and conditions of this Agreement and all materials, trade secrets or other information, including, without limitation, patent applications, proprietary information and materials (whether or not patentable) regarding a party’s technology, products, business information or objectives, which (a) is designated as confidential in writing by the disclosing party, whether by letter or by the use of an appropriate stamp or legend, prior to or at the time any such material, trade secret or other information is disclosed by the disclosing party to the other party; (b) is orally or visually disclosed by a party if the disclosing party indicates at the time of such disclosure that such materials, trade secrets or other information is confidential and, within thirty (30) days after such disclosure, delivers to the other party a written document or documents describing the materials, trade secrets or other information and referencing the place and date of such oral or visual disclosure; and/or (c) is disclosed in writing without an appropriate letter, stamp or legend if the disclosing party, within thirty (30) days after such disclosure, delivers to the other party a written document or documents describing the materials, trade secrets or other information and referencing the place and date of such written disclosure. The confidentiality obligations in this Article 6 shall not apply to any part of Confidential Information that: (a) is or becomes part of the public domain other than by acts of the receiving party in breach of this Agreement; (b) is disclosed to the receiving party or its Affiliates by a third party who had the right to disclose such Confidential Information; (c) prior to disclosure under this Agreement, was already rightfully in the possession of the receiving party or its Affiliates; or (d) was independently discovered or developed by the receiving party or its Affiliates without use of such Confidential Information.

6.2       Term and Nature.     Each party (and any Affiliate to whom Confidential Information of the other Party is disclosed) will at all times during the term of this

Agreement and for five (5) years after its expiration or termination, for whatever reason, preserve and maintain the confidentiality of all Confidential Information and shall not disclose such information to any third party, except as required by law, or as otherwise agreed upon by the parties.

6.3       Confidentiality of this Agreement.     The terms of this Agreement shall be treated as confidential as to the general public and to the media. In the event that either party to this Agreement is questioned by the general public or the media about the existence of this Agreement, the response shall be limited to the text of a joint press release to be mutually agreed by the parties and released on or after the Effective Date, and a statement to the effect that the parties have entered into an arrangement with each other to avoid possible patent disputes among them. The Agreement may be disclosed in its entirety, on a need to how basis, to (a) the officers, directors, senior management and shareholders of either party, (b) the outside counsel and auditors of either party, and (c) the potential investors, potential strategic partners, and potential acquiring parties of either party, provided that such persons agree to maintain such information as confidential. The Agreement may also be disclosed m response to a relevant government request and in response to a properly authorized and applicable subpoena on a confidential basis.

7.         PATENT RIGHTS

Except as set forth herein, each Party shall have the sole right, but not the obligation, for preparing, filing, and prosecuting patent applications worldwide relating to its own Patent Rights, maintaining such Patent Rights, and conducting any interferences, oppositions, reexaminations, or requesting reissues or patent term extensions with respect to such Patent Rights. Each Party shall have the exclusive right (but not the obligation) to enforce and/or defend its Patent Rights in any proceeding at its expense and shall have the right to retain any recovery received in or as a result of such proceeding. For three (3) years following the Effective Date: (i) Spiration shall notify Emphasys (or any Emphasys Affiliate identified by Emphasys in its stead) of any decision to permit an issued Alferness Patent to go abandoned; and (ii) Emphasys shall notify Spiration (or any Spiration Affiliate identified by Spiration in its stead) of any decision to permit any issued Deem Patent to go abandoned, each with sufficient time remaining so that the other Party may take action to avoid such abandonment, if the Parties agree that the other Party may take such action.

8.         REPRESENTATIONS AND WARRANTIES; DISCLAIMER

8.1       Representations of Each Party. Each party represents and warrants that:

            (a)       it has the full right and authority to enter into this Agreement and grant each of the rights and licenses that it has granted herein; and

            (b)       as of the Effective Date, it will not have in effect any grant, and will not grant in the future, any rights inconsistent or in conflict with the rights and licenses granted or to he granted herein, nor does any or its Affiliates have any rights inconsistent, or in conflict with, the rights and licenses granted or to be granted herein by a party.

8.2       Disclaimer of Other Warranties. Except for the express representations and warranties in Section 8.1 above, nothing in this Agreement should be construed as:

            (a)       A warranty of merchantability or fitness for a particular purpose or any other type of warranty;

            (b)       A warranty or representation by either party as to the validity or scope of any patents;

            (c)       A requirement that either party shall file any patent application or secure any patent;

            (d)       An obligation to bring or prosecute actions or lawsuits against any third party;

            (e)       A warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of any patent or other proprietary right not explicitly defined within and covered by this Agreement;

            (f)       An obligation to furnish any manufacturing or technical information or other know-how;

            (g)       Conferring a right to use in advertising, publicity, or otherwise any trademark or trade name of either party; or

            (h)       Granting by implication, estoppel, or otherwise, any licenses or rights under any patents other than the express license rights in Section 2 to the patents specifically defined in this Agreement,

9.         DISPUTE RESOLUTION

9.1       Procedure for Disputes:     Any dispute arising out of or relating to the terms of this Agreement, or to the patents subject to this Agreement, including whether a product is covered by the Licenses granted herein, will be resolved in accordance with the procedures specified in this Section, which shall be the sole and exclusive procedure for the resolution of any such disputes.

9.2       Details of Dispute Resolution:     The parties will attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between executives who have authority to settle the controversy. Any party may give the other party written notice of any dispute not resolved in the normal course of business. Within thirty (30) days after delivery of the notice, the receiving party shall submit to the other a written response. The notice and the response shall include: (a) a statement of the party’s position and a summary of arguments supporting that position, and (b) the name and title of the individuals who will represent that party. Within thirty (30) days after delivery of the disputing party’s notice, the parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one party to the other will be honored. All negotiations pursuant to this Section are confidential and shall be treated as compromise and settlement negotiations for purposes of all applicable rules of evidence.

9.3       Mediation of Disputes:     If the dispute has not been resolved by negotiation within sixty (60) days of the disputing party’s notice, or if the parties initially fail to meet within thirty (30) days of the disputing party’s notice, the parties will endeavor to settle the dispute by non-binding mediation. The mediator must be a patent lawyer with at least 10 years of experience in handling patent infringement and validity issues, and shall be selected as follows: each party shall select an independent patent lawyer, both of whom working together shall, in turn, choose a mediator for purposes of carrying the mediation set forth herein. All briefing, arguments and hearings related to the mediation will be completed within ninety (90) days of the date of the dispute notice.

9.4       Litigation Following Dispute Resolution: If the dispute should remain unresolved at the conclusion of attempts to settle the dispute as set forth in Sections 9.1 through 9.3 either party may initiate legal proceedings. Neither party shall initiate litigation before the ninety day period referenced above has expired.

10.        TERMINATION

10.1      By Spiration.         Spiration may, in its sole discretion, terminate this Agreement, including all of the rights and licenses granted by either party hereunder, in the event that all of the claims on the Deem Patents that pertain to one-way valves (a) are no longer owned by Emphasys or any of its Affiliates (or by an assignee of its or their rights in such patents pursuant to Section 11.5), other than as a result of Change of Control Transaction, or (b) have lapsed, been canceled or abandoned, been admitted to be invalid or unenforceable through reissue or disclaimer, or have been declared invalid by decision or judgment of a U.S. court of competent jurisdiction, both provided that Spiration will give at least 60 days’ written notice to Emphasys of Spiration’s intent to terminate, during which period the parties will negotiate in good faith with respect to the terms and conditions of a prospective new cross-license agreement, taking into consideration competitive conditions and the remaining patents comprising the Emphasys Patent Rights. Nothing in this Agreement shall constitute any obligation on either party to enter into any such agreement. If the Parties have not executed a new written agreement by the end of such 60 day period, this Agreement shall terminate with no further obligation of either Party hereunder.

10.2      By Emphasys.     Emphasys may, in its sole discretion, terminate this Agreement, including all of the rights and licenses granted by either party hereunder, in the event that all of the claims in the Alferness Patents that pertain to one-way valves (a) are no longer owned by Spiration or any of its Affiliates (or by an assignee of its or their rights in such patents pursuant to Section 11.5), other than as a result of Change of Control Transaction, or (b) have lapsed, been canceled or abandoned, been admitted to be invalid or unenforceable through reissue or disclaimer, or have been declared invalid by decision or judgment of a U.S. court of competent jurisdiction, both provided that Emphasys will give at least 60 days’ written notice to Spiration of Emphasys’s intent to terminate, during which period the parties will negotiate in good faith with respect to the terms and conditions of a prospective new cross-license agreement, taking into consideration competitive conditions and the remaining patents comprising the Spiration Patent Rights. Nothing in this Agreement shall constitute any obligation on either party to enter into any such agreement. If the Parties have not executed a new written agreement by the end of such 60 day period, this Agreement shall terminate with no further obligation of either Party hereunder.

11.        GENERAL PROVISIONS

11.1      Severability.     If any provision within this Agreement is found void, invalid or unenforceable, it shall not affect the validity of the other provisions of this Agreement, which shall remain valid and enforceable according to their terms; provided that no such severability shall be effective if the result materially changes the economic benefit of this Agreement to either Emphasys or Spiration.

11.2      Notices.     All notices and communications required to be given under this Agreement shall be in witting to the following addresses of the respective parties, or to such other address as either party may designate in writing to the other, and shall be deemed to have been properly delivered either: five (5) business days after mailing by registered mail, return receipt requested; two (2) business days after mailing by overnight courier; or two (2) business days after electronic transmittal by facsimile.

If to Spiration:	If to Emphasys:

Spiration, Inc. 6675 185th Avenue N.E. Redmond, WA 98052 Fax: (425) 497-1912 Attn: Chief Executive Officer	Emphasys Medical, Inc. 700 Chesapeake Drive Redwood City, CA 94063 Fax: (650) 364-0403 Attn: Chief Executive Officer

11.3      Governing Law.     This Agreement is made pursuant to, and shall be governed by, construed, and interpreted in accordance with, the internal laws of Delaware without reference to conflicts of laws principles. The parties hereto agree to submit to jurisdiction and venue in the state of Delaware, and further agree that any court proceeding relating to any controversy arising under this Agreement shall be commenced and decided only in the state or federal courts located In Delaware.

11.4      Entire Agreement; Modification.     This instrument constitutes and confirms the entire agreement of the parties relating to the subject matter hereof and supersedes all prior and contemporaneous negotiations, correspondence, understandings and agreements of the parties relating to the subject matter hereof. Any modification, waiver or amendment of this Agreement or any term thereof must be in writing, signed by the party against which enforcement of any such modification, waiver or amendment is sought.

11.5      Assignment.     Neither party shall assign or otherwise transfer, without the written consent of the other party, this Agreement or any license or right granted hereunder or any interest herein, or grant any sublicense for any purpose, and any such assignment or transfer or sublicense shall be null and void; provided however, that no such consent shall be required for any assignment in connection with any Change of Control Transaction. Any purported assignment in violation of this section shall be void.

11.6      Successors and Assigns.     Regardless of whether an assignment is made or perfected, the obligations of this Agreement shall be binding upon each Party and its respective successors and assignees (“Assignees”), including without limitation any party that is a successor or an assignee of an Assignee pursuant to a Change of Control Transaction.

IN WITNESS WHEREOF, the parties through their duly authorized agents have executed this Cross-License Agreement.

SPIRATION, INC.		EMPHASYS MEDICAL, INC.

By:	/s/ Richard Shea	By:	/s/ John G. McCutcheon

	Name: Richard Shea		Name: John G. McCutcheon

	Title: President & CEO		Title: President & CEO

Date:	January 21, 2005	Date:	Jan. 21, 2005

Exhibit A

A.     Emphasys Licensed Product.     The Emphasys Licensed Produce that is covered by the Spiration Covenant Not to Sue in Section 2.5 of this Agreement consists solely of the following elements:

B.     Emphasys Valve.     An Emphasys Valve consists of a Frame, a Valve and a Membrane, and they are described as follows:

 B1.       Emphasys Valve Frame

The Emphasys Valve Frame is manufactured from either nitinol or of other metal materials such as stainless steel. The frame may be constructed by laser cutting from tubing, by weaving formed wires, by laser flat material and rolling to shape, or by any other method. Any combination of processing steps may be performed on the frame during manufacture and may include microblasting, etching, cleaning, electropolishing, heat treatment, passivation, annealing or other steps.

 B2.       Emphasys Valve

The valve itself may be formed of silicone, urethane or other flexible polymer, and is attached to the membrane and/or the frame. The Emphasys Valve may be produced in more than one size to allow placement in bronchial lumens of different diameters or lengths.

 B3.       Emphasys Valve Membrane

 The Emphasys Valve frame supports a polymeric membrane. This membrane may be made of silicone, polyurethane or other flexible polymer. The frame may be dipped in the polymer, or the polymer may be fabricated to shape and then attached to the inside or outside of the frame.

C.     Emphasys Valve System.     The Emphasys Valve system consists of the Emphasys Valve assembly and tools necessary for Emphasys Valve delivery. These tools may consist of a delivery catheter designed to be delivered through the working channel of a bronchoscope, and may also include an Emphasys Valve loader which facilitates compression and loading of the Emphasys Valve into the delivery system. The delivery system may have a distal chamber to house the compressed Emphasys Valve for delivery and a proximal handle with a mechanism to deliver the Emphasys Valve. The Emphasys Valve can be delivered either by pulling back an outer sheath to release the Emphasys Valve or by using an ejector system which pushes the Emphasys Valve out of the delivery system.

A-1

D.     Spiration Licensed Product.     The Spiration Licensed Product that is covered by the Emphasys Covenant Not to Sue in Section 2.6 of this Agreement consists solely of the following elements:

E.     Spiration Valve.     A Spiration Valve consists of a Frame and a Membrane, and they are described as follows:

 E1.       Spiration Valve Frame

A Spiration Valve frame is manufactured from either nitinol or of other metal materials such as stainless steel. The frame may be constructed by laser cutting from tubing, by weaving formed wires, by laser flat material and rolling to shape, or by any other method. Any combination of processing steps may be performed on the frame during manufacture and may include microblasting, etching, cleaning, electropolishing, heat treatment, passivation, annealing or other steps. The valve frame itself is umbrella-shaped and consists of a plurality of umbrella ribs that extend radially from the center of the frame to the outer perimeter of the frame, and the frame may include stabilizing struts that extend radially from the center of the frame for retaining and stabilizing the Spiration Valve in the airway. The Spiration Valve may be produced in more than one size to allow placement in bronchial lumens of different diameters or lengths.

 E2.       Spiration Valve Membrane

The Spiration Valve frame supports a polymeric membrane made of silicone, polyurethane or other flexible polymer. The frame may be dipped in the polymer, or the polymer may be fabricated to shape and then attached to the inside or outside of the frame.

F.     Spiration Valve System.     The Spiration Valve system consists of the Spiration Valve assembly and tools necessary for the Spiration Valve delivery. These tools may consist of a delivery catheter designed to be delivered through the working channel of a bronchoscope, and may also include a Spiration Valve loader which facilitates compression and loading of the Spiration Valve into the delivery system. The delivery system may have a distal chamber to house the compressed Spiration Valve for delivery and a proximal handle with a mechanism to deliver the Spiration Valve. The Spiration Valve may be delivered either by pulling back an outer sheath to release the Spiration Valve or by using an ejector system which pushes the Spiration Valve out of the delivery system.

A-2